Exhibit 99.1

News Release

CHIQUITA REPORTS THIRD QUARTER 2013 RESULTS

•	GAAP net loss of $18 million compared to GAAP net loss of $67 million for the third quarter of 2012

•	Adjusted EBITDA[1] of $18 million compared to an adjusted EBITDA loss of $1 million for the third quarter of 2012

CHARLOTTE - November 7, 2013 - Chiquita Brands International, Inc. (NYSE: CQB) today released financial and operating results for the third quarter of 2013. The company reported GAAP net loss of $18 million for the period compared to GAAP net loss of $67 million for the third quarter of 2012. GAAP operating income for the third quarter of 2013 was $1 million compared to a loss of $66 million in the third quarter of 2012. The company also reported comparable operating income[1] of $2 million for the third quarter of 2013 compared to a loss of $17 million for the same period of 2012.

“We remain confident in our ‘return to the core’ strategy, and our third quarter results reflect continued progress toward our long-term goals,” said Ed Lonergan, Chiquita’s president and chief executive officer. “We experienced volume and share growth in our North American banana business as our commitment to quality, service and innovation has been rewarded. Our European banana business maintained higher seasonal prices while optimizing a balanced supply situation that extended well into the third quarter. In our salad business, we grew volume and market share for the second consecutive quarter. However, we continued to face certain headwinds with raw product costs and our Midwest plant consolidation.”

Lonergan continued, “The strategic changes Chiquita has made over the past year will enable the company to better withstand the market conditions that we will face for the balance of the year. We currently see an excess banana supply situation that has already impacted weekly market pricing in Europe. In addition, the salad industry is facing unfavorable growing conditions, which will impact costs and yields in our agricultural operations. We remain focused on execution and while these headwinds are expected to negatively impact our fourth quarter and full year results, we believe we remain on target to achieve our long-term operating margin objectives within our planned timeframe.”

[1]Amounts exclude certain items described below under “Non-GAAP Measurements and Items Affecting Comparability.”

2013 THIRD QUARTER SUMMARY

The following table shows adjustments and reconciling items made to “Operating income (loss),” a GAAP measure, to calculate “Comparable operating income” and “Adjusted EBITDA.” See “Non-GAAP Measurements and Items Affecting Comparability” below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments.

	Quarter Ended September 30,		Nine Months Ended September 30,
(in millions)	2013	2012	2013	2012
Operating income (loss) (U.S. GAAP)	$1	$(66)	$67	$(49)
Unrealized foreign currency hedging (gain) loss [1]	2	—	—	—
Headquarters relocation	—	6	—	17
Restructuring	—	14	—	14
Exit activities	—	—	1	4
Shipping reconfiguration	—	—	—	6
Danone JV investment impairment	—	28	—	28
European Healthy Snacking goodwill impairment	—	2	—	2
Recovery of grower receivables	(1)	(1)	(1)	(1)
Comparable operating income (Non-GAAP)	2	(17)	67	20
Depreciation and amortization	16	16	48	46
Adjusted EBITDA (Non-GAAP)	$18	$(1)	$115	$67
Columns may not total due to rounding.
1 Unrealized foreign currency hedging gain is included in “Net sales” under U.S. GAAP

Bananas: Comparable net sales increased 3 percent to $458 million primarily due to higher local pricing in Europe and higher banana sales volumes in North America, partially offset by lower volumes in Europe, resulting from the strategic decision to prioritize price over volume. Operating income on a GAAP basis was $18 million for the quarter compared to a loss of $2 million for the third quarter of 2012 as a result of increased sales and lower logistics costs. Comparable operating income increased to $20 million in the third quarter of 2013 from a loss of $2 million in the same period of 2012.

Salads and Healthy Snacks: Net sales remained consistent year-on-year at $239 million due to higher volume sales of retail value-added salads offset by lower processed fruit ingredient sales and the exit of a European healthy snacking business at the end of the second quarter 2013. Operating loss on a GAAP basis was $5 million for the quarter compared to a loss of $27 million for the third quarter of 2012. Comparable operating loss was $5 million for the third quarter of 2013 compared to $1 million income in the same period of 2012. Higher net sales of retail value-added salads were offset by transition and start-up costs related to the Midwest plant consolidation and increased raw product costs caused by adverse growing conditions.

Selling, general and administrative (SG&A): SG&A decreased 13 percent to $61 million in the third quarter of 2013 as a result of the restructuring initiatives announced in August 2012 and the timing of marketing expenditures, despite increases in performance-based incentive compensation accruals due to progress towards achieving certain financial objectives.

Cash, debt and liquidity: Cash flow from operations was $29 million for the third quarter of 2013 compared to $0 million for the third quarter of 2012. At September 30, 2013, cash and equivalents were $72 million, and the company had $88 million of availability under its ABL facility.

OUTLOOK
The company remains focused on its "return to the core" strategy and on the fundamentals of operating a branded commodity produce business with excellence. The recent restructuring and efficiency initiatives have improved results and should continue to do so in the fourth quarter, although there remain significant risks, including:

•	The excess supply of bananas in core markets is expected to remain through the end of the year before returning to balance in the first quarter of 2014

•	The company continues to implement a substantial change process with the consolidation of its Midwest salad plants

•	Raw salad product costs are expected to remain unfavorable as weather continues to impact harvest yield, quality, and availability
Key elements of the company’s plans should position it to remain on track to achieve its long term target operating margins. These elements include:

•	Disciplined contract renewals and customer acquisitions, with continued benefits from customer acquisition and retention in North America and focus on prioritizing price over volume in Europe

•	An accelerated pace of core innovation in the salads business in 2014

•	Elimination of the transition costs related to the 2013 consolidation of the company’s Midwest salad plants

•	Ongoing focus on owned farm and manufacturing plant productivity enhancements

•	Continued discipline in SG&A expenditures
These expectations do not include any unforeseen weather, other event risks or major currency fluctuations.
Management's estimates of certain financial items are as follows:

	FY 2013	Q3 2013	Q2 2013	Q1 2013
(in millions)	Estimated	Actual	Actual	Actual
Capital expenditures	$50-55	$15	$11	$10
Depreciation & amortization	60-65	16	16	16
Gross interest expense [1]	55-60	15	15	15

[1] Interest expense includes the impact of accounting standards that added non-cash interest expense of $3 million for each of the first three quarters of 2013 and $2 million for each of the first three quarters of 2012.

CONFERENCE CALL
Chiquita will hold a conference call for investors to discuss its results at 9:00 a.m. EST today. Access to a live audio webcast is available at http://investors.chiquita.com. Toll-free telephone access will be available by dialing 1-877-857-6176 in the United States and +1-719-325-4779 from international locations and providing the conference code 1863878. To access the telephone replay, dial 1-888-203-1112 from the United States and +1-719-457-0820 from international locations and enter the confirmation code 1863878.

CONTACTS      Steve Himes, 980-636-5636, shimes@chiquita.com, (Investors and Analysts)
Ed Loyd, 980-636-5145, eloyd@chiquita.com, (Media)

NON-GAAP MEASUREMENTS AND ITEMS AFFECTING COMPARABILITY
The company reports its financial results in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). To provide investors with additional information regarding the company's results, more meaningful year-on-year comparisons of the company's core financial performance, and measures that management uses to evaluate the company's performance against internal budgets and targets, the company reports certain non-GAAP measures as defined by the Securities and Exchange Commission. This press release uses non-GAAP measures of comparable operating income, comparable operating margin, comparable net sales and Adjusted EBITDA. Non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP financial measures, and may differ from non-GAAP measures that other companies use. The adjustments between the U.S. GAAP and non-GAAP financial measures listed below are excluded from comparable operating income because they are unusual and/or infrequent in nature and are consistent with the company's internal reporting and measurement of financial performance.

•
Unrealized foreign currency hedging (gain) loss: On February 5, 2013, in conjunction with a debt refinancing, the company transferred certain currency option contracts to counterparties within its current bank group. The transfer resulted in the termination of hedge accounting for these currency option contracts that all settled by the end of the third quarter of 2013. Changes in the fair value of these contracts until February 5, 2013 were deferred in Accumulated other comprehensive income, and the changes in the fair value subsequent to that date until the date of settlement were recognized currently in Net sales. Termination of hedge accounting did not change the economic intention or cash flow of the option contracts. In the third quarter of 2013, the company recognized $2 million of losses, in Net sales associated with previously recognized unrealized changes in the fair value of these option contracts, which were excluded from the comparable net sales and results of the Bananas segment. These unrealized changes net to zero in the first nine months of 2013 because all of the affected option contracts had settled by September 30, 2013.

•
Headquarters relocation: In November 2011, the company announced its plan to relocate its corporate headquarters to Charlotte, North Carolina. The relocation was completed in 2012. $6 million and $17 million were incurred in the third quarter of 2012 and in the first nine months of 2012, respectively. The company expects only minor remaining costs (less than $1 million) and capital expenditures to be recognized throughout 2013. Relocation costs are excluded from comparable reporting of Corporate costs.

•
Restructuring: In August 2012, Chiquita announced a company restructuring supporting the goal of increasing profitability in its core businesses, resulting in at least $60 million of annual savings. In the third quarter of 2012 the company recognized $14 million of restructuring costs, including $9 million of severance expenses. Cash payments related to the restructuring plan are expected to continue through 2014, primarily related to severance payments to the former Chief Executive Officer. Restructuring costs are excluded from comparable reporting of Corporate costs.

•
Exit activities: In the first quarter of 2013, comparable operating income of the Salads and Healthy Snacks segment excludes $1 million of severance expenses related to discontinued products. Also in the first nine months of 2012, the company excluded from comparable operating income $4 million for asset write-offs and severance for discontinued products and other restructuring-related severance; GAAP reporting included $2.8 million of these activities in the Salads and Healthy Snacks segment and $1.6 million in the Other Produce segment.

•
Shipping reconfiguration: During the third quarter of 2011, the company initiated a reconfiguration of its European shipping system which provided more than $12 million of annualized cost savings, net of transition costs that included expected losses on subleased vessels removed from service in 2011 and 2012. Comparable operating income of the Banana segment excludes a charge of $6 million in the first quarter of 2012 for net losses on certain ship sublease contracts. These sublease losses will not recur in 2013 since primary leases for vessels expiring at the end of 2012 were not renewed.

•
Danone JV investment impairment: In the third quarter of 2012, the company recognized $28 million to fully impair its 49% equity-method investment and to record probable funding obligations to the Danone JV, which are excluded from comparable results of the Salads and Healthy Snacks segment.

•
European Healthy Snacking goodwill impairment: During the third quarter of 2012, the company also recorded a $2 million non-cash impairment charge to goodwill related to a non-core business as a result of the change in strategic focus announced with the restructuring plan, which is excluded from comparable reporting of Corporate costs.

•
Recovery of grower receivables: In the second quarter of 2011, $32 million was reserved for the remaining carrying value of advances made to a Chilean grower. The company recovered $1 million in the third quarter of 2013, and $1 million during the third quarter and nine months ended September 30, 2012, respectively, of these advances through the bankruptcy process and continues to seek additional recoveries. These recoveries are excluded from comparable income of the Other Produce segment.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.
Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of nutritious,

high-quality fresh and value-added food products - from energy-rich bananas, blends of convenient green salads and other fruits to healthy snacking products. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs approximately 20,000 people and has operations in nearly 70 countries worldwide. For more information, please visit the corporate web site at www.chiquita.com.

FORWARD-LOOKING STATEMENTS
This press release contains certain statements, including in the “Outlook” section, that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for commodity and other inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; challenges in implementing the relocation of its corporate headquarters and other North American corporate functions to Charlotte, North Carolina; challenges in implementing restructuring and leadership changes announced in August and October 2012 including its ability to achieve the cost savings and other benefits anticipated from the restructuring; unusual weather events, conditions or crop risks; continued ability to access the capital and credit markets on commercially reasonable terms and comply with the terms of its debt instruments; access to and cost of financing; and the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with such items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita's financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
# # #

Exhibit A:
CHIQUITA BRANDS INTERNATIONAL, INC.
CONSOLIDATED INCOME STATEMENT
(Unaudited – in millions, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$723	$714	$2,309	$2,341
Operating expenses:
Cost of sales	645	644	2,018	2,076
Selling, general and administrative	61	70	177	203
Depreciation	13	13	41	39
Amortization	2	2	7	7
Equity in (earnings) losses of investees	—	29	—	32
Goodwill impairment	—	2	—	2
Restructuring and relocation costs	—	20	—	31
Operating income (loss)	1	(66)	67	(49)
Interest income	1	1	2	2
Interest expense	(15)	(12)	(45)	(33)
Loss on debt extinguishment	—	—	(6)	—
Other income (expense), net	(1)	—	2	—
Income (loss) before taxes	(14)	(78)	20	(80)
Income tax (expense) benefit	(4)	11	(4)	7
Net income (loss)	$(18)	$(67)	$16	$(72)

Diluted earnings per share:
Basic earnings per share	$(0.38)	$(1.45)	$0.34	$(1.57)
Diluted earnings per share	$(0.38)	$(1.45)	$0.33	$(1.57)

Shares used to calculate basic earnings per share	46.6	46.1	46.5	46.0
Shares used to calculate diluted earnings per share	46.6	46.1	47.4	46.0

Columns may not total due to rounding.

Exhibit B:
CHIQUITA BRANDS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited – in millions, except share amounts)

	September 30, 2013	December 31, 2012	September 30, 2012
ASSETS
Current assets:
Cash and equivalents	$72	$51	$37
Trade receivables, less allowances of $20, $19 and $15, respectively	270	285	305
Other receivables, net	67	65	67
Inventories	235	220	226
Prepaid expenses	47	41	46
Other current assets	17	18	33
Total current assets	708	680	714
Property, plant and equipment, net	393	395	386
Investments and other assets, net	89	82	104
Trademarks	426	426	449
Goodwill	18	18	175
Other intangible assets, net	89	96	99
Total assets	$1,723	$1,698	$1,927
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2	$65	$41
Accounts payable	284	275	288
Accrued liabilities	148	141	124
Total current liabilities	434	480	453
Long-term debt and capital lease obligations, net of current portion	620	541	546
Accrued pension and other employee benefits	82	75	74
Deferred gain – sale of shipping fleet	10	20	23
Deferred tax liabilities	112	112	32
Other liabilities	70	100	83
Total liabilities	1,329	1,327	1,212
Commitments and contingencies	—	—	—
Shareholders' equity:
Common stock, $.01 par value (46,759,590, 46,317,433 and 46,303,732 shares outstanding, respectively)	—	—	—
Capital surplus	838	835	833
Accumulated deficit	(408)	(424)	(91)
Accumulated other comprehensive (loss)	(36)	(41)	(27)
Total shareholders' equity	394	370	715
Total liabilities and shareholders' equity	$1,723	$1,698	$1,927

Columns may not total due to rounding.

Exhibit C:
CHIQUITA BRANDS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited – in millions)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Cash provided (used) by:
OPERATIONS
Net income (loss)	$(18)	$(67)	$16	$(72)
Depreciation and amortization	16	16	48	46
Goodwill impairment	—	2	—	2
Loss on debt extinguishment	—	—	6	—
Deferred income taxes	—	(10)	—	(9)
Amortization of discount on Convertible Notes	3	2	8	7
Equity in (earnings) losses of investees	—	29	—	32
Amortization of gain on sale of the shipping fleet	(4)	(3)	(10)	(11)
Stock-based compensation	1	1	5	6
Restructuring related asset impairments	—	5	—	5
Changes in current assets and liabilities and other	31	25	20	16
Operating cash flow	29	—	92	21
INVESTING
Capital expenditures	(15)	(13)	(36)	(36)
Contribution to equity-method investment	(13)	—	(13)	—
Net proceeds from sale of long-term assets	4	2	12	4
Other, net	—	(1)	4	(3)
Investing cash flow	(23)	(12)	(34)	(35)
FINANCING
Issuance of long-term debt	—	—	429	—
Repayments of long-term debt and capital lease obligations	(1)	(4)	(413)	(13)
Borrowings under the ABL Revolver	—	—	37	—
Repayments of ABL Revolver	—	—	(37)	—
Borrowings under the Credit Facility Revolver	—	—	—	50
Repayments of the Credit Facility Revolver	—	—	(40)	(30)
Payments for debt modification and issuance costs	—	—	(14)	(2)
Financing cash flow	(1)	(4)	(37)	5
Increase in cash and equivalents	5	(16)	21	(8)
Balance at beginning of period	67	53	51	45
Balance at end of period	$72	$37	$72	$37

Columns may not total due to rounding.

Exhibit D:
CHIQUITA BRANDS INTERNATIONAL, INC.
OPERATING STATISTICS - THIRD QUARTER
(Unaudited—in millions, except for percentages and exchange rates)

	Quarter Ended September 30,		Better (Worse)	Nine Months Ended September 30,		Better (Worse)
	2013	2012	vs. 2012	2013	2012	vs. 2012
Comparable net sales by segment [1]
Bananas	$458	$446	2.6%	$1,482	$1,499	(1.2)%
Salads and Healthy Snacks	239	240	(0.4)%	739	729	1.4%
Other Produce	28	28	(0.6)%	88	112	(21.2)%
	$725	$714	1.5%	$2,309	$2,341	(1.3)%
Comparable operating income (loss) [1]
Bananas	$20	$(2)	1,205.2%	$101	$52	94.5%
Salads and Healthy Snacks	(5)	1	(814.0)%	6	14	(60.4)%
Other Produce	1	(4)	133.0%	1	(13)	107.4%
Corporate	(14)	(12)	(17.8)%	(41)	(33)	(22.6)%
	$2	$(17)	110.8%	$67	$20	230.9%
Comparable operating margin by segment [1]
Bananas	4.3%	(0.4)%	4.7 pts	6.8%	3.5%	3.4 pts
Salads and Healthy Snacks	(2.2)%	0.3%	(2.5) pts	0.7%	1.9%	(1.2) pts
Other Produce	4.8%	(14.5)%	19.3 pts	1.0%	(11.2)%	12.2 pts

SG&A as a percent of sales	8.4%	9.8%	1.3 pts	7.7%	8.7%	1.0 pts

Company banana sales volume (40 lb. boxes)
North America	18.1	16.3	11.1%	54.1	48.8	11.0%
Core Europe:[3]	7.3	8.6	(15.3)%	25.6	29.2	(12.3)%
Mediterranean	2.6	2.7	(3.9)%	8.7	8.2	5.6%
Middle East	1.1	1.8	(35.1)%	3.2	5.1	(37.8)%
Europe and the Middle East	11.0	13.1	(15.6)%	37.4	42.5	(11.9)%
Total banana sales volume	29.2	29.4	(0.8)%	91.6	91.3	0.3%
Banana Pricing
North America[2]			(1.0)%			(2.4)%
Core Europe:[3]
Local currency			13.1%			5.9%
Currency exchange impact			6.3%			2.4%
Core Europe U.S. Dollar Basis			19.4%			8.3%
Mediterranean			13.3%			2.1%
Middle East			2.2%			(2.9)%
Europe and the Middle East			16.9%			6.4%
Retail value-added salads
Volume (12-count cases)	12.2	11.3	7.5%	36.9	35.8	3.1%
Pricing, including mix			(0.3)%			(0.3)%
Euro average exchange rate, spot (dollars per euro)	$1.32	$1.25	5.8%	$1.32	$1.28	3.3%
Euro average exchange rate, hedged (dollars per euro)	$1.28	$1.24	3.0%	$1.27	$1.29	(1.7)%
Columns may not total due to rounding.
[1] See description of reconciling items between GAAP and comparable basis figures in this press release under “Non-GAAP Measurements and Items Affecting Comparability.”
[2] North America pricing includes fuel-related and other surcharges.
[3] The company's core Europe includes the 27 member states of the European Union, Switzerland, Norway and Iceland.

Exhibit E:
EUROPEAN CURRENCY
YEAR-ON-YEAR CHANGE—FAVORABLE (UNFAVORABLE)
2013 vs. 2012
(Unaudited—in millions)

	Q3	YTD
Net sales:
Change in euro exchange rate	$10	$15
Change in realized hedging loss[1]	(4)	(20)
Unrealized hedging gain (loss)[2]	(2)	—
Effect on net sales	4	(5)
Local costs increase	(2)	(3)
Change in balance sheet translation gain[3]	—	2
Net effect on operating income (loss)	$2	$(7)

Columns may not total due to rounding.

[1]
Third quarter hedging loss was $5 million in 2013 versus $1 million loss in the same period of 2012. In the first nine months of 2013, hedging loss was $16 million in 2013 versus $3 million gain in the same period of 2012.

[2]
Hedge accounting was terminated in the first quarter of 2013 for certain currency hedges that were transferred to banks participating in the company's ABL Credit Facility. These unrealized gains and losses were recognized in "Net sales" for positions originally intended to hedge sales in future quarters of 2013. Termination of hedge accounting did not change the economic purpose or effect to reduce uncertainty in the U.S. dollar realization of euro-denominated sales, but did result in unrealized changes in fair value of these hedge positions to be recognized currently in "Net sales" until the hedge positions settled. These unrealized changes net to zero in the first nine months of 2013 because all of the affected hedge positions had settled by September 30, 2013.

[3]
Third quarter balance sheet translation was a net gain of $2 million in both 2013 and 2012. Balance sheet translation in the first nine months was a net loss of $3 million in 2013 and a net loss of $4 million in 2012.